Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of April 4, 2016 by and between FBEC Worldwide, Inc., a Wyoming corporation (the “Company”), and Jeffrey Greene (the “Employee”).

WHEREAS, the Company wishes to employ the Employee as Chief Executive Officer and the Employee wishes to work for the Company as Chief Executive Officer; and

WHEREAS, the Company and the Employee wish to enter into this Agreement on the terms and conditions set forth below.

NOW, THEREFORE, it is hereby agreed as follows:

§1.              EMPLOYMENT. The Company hereby employs the Employee, and the Employee hereby accepts employment, upon the terms and subject to the conditions hereinafter set forth.

§2.              DUTIES. The Employee shall perform the duties commonly performed by a chief executive officer of a fully-reporting public company. The Employee agrees to devote his best efforts to the performance of his duties to the Company. The foregoing shall not be construed to prohibit the Employee from engaging in other work activities, provided that such activities do not significantly interfere or conflict with the performance by the Employee of his duties, responsibilities, or authorities hereunder.

§3.              TERM. The Employee’s term of employment hereunder shall commence on the date hereof (the “Commencement Date”) shall continue until the one (1) year anniversary of the Commencement Date (the “Term”), unless earlier terminated pursuant to §6 hereof or extended by mutually agreement of the Company and the Employee.

§4.              COMPENSATION AND BENEFITS. In consideration for the Employee’s services hereunder, the Company shall compensate the Employee as follows:

(a)                Base Salary. Until the termination of the Employee’s employment hereunder, the Company shall pay the Employee, in accordance with the Company’s payroll practices, a base salary (the “Base Salary”). The Base Salary will be paid at a monthly rate of $10,000. Employee’s Base Salary may not be decreased except in connection with a reduction in the salaries of all Employees and similar administrative employees of the Company.

(b)               Signing Bonus. Upon execution of this Agreement, the Company shall issue the Employee 50,000,000 shares of restricted common stock of the Company (the “Common Stock”). Furthermore, the Company shall cause MIDAM Ventures LLC to transfer 150 shares of the Company’s Series A Preferred Stock to the Employee

(c)                Milestone Bonus. Upon the filing by the Company of a periodic report on Form 10-Q or 10-K, that discloses revenue of at least $500,000 during the Term, the Employee shall be issued an additional 10,000,000 shares of restricted Common Stock

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(d)               Second Milestone Bonus. Notwithstanding (c) above, upon the filing by the Company of a periodic report on Form 10-Q or 10-K, that discloses revenue of at least $1,000,000 during the Term, the Employee shall be issued an additional 10,000,000 shares of restricted Common Stock.

(e)                Benefits. Employee shall not receive any benefits, medical or otherwise.

§5.              EXPENSES. The Company shall reimburse the Employee for all reasonable business expenses authorized by the Company and reasonably and necessarily incurred by the Employee in the performance of his duties, responsibilities, and authorities hereunder.

§6.              TERMINATION. The Employee’s employment hereunder shall commence on the Commencement Date and continue until the earlier of (i) the expiration of the Term, and any mutually agreed upon extension of such term, and (ii) the occurrence of any of the following:

(a)                Death or Disability. The Employee’s employment shall terminate upon the death of the Employee during the term of his employment hereunder or, subject to applicable law, at the option of the Company, in the event of the Employee’s disability, upon thirty (30) days’ written notice. The Employee shall be deemed disabled if an independent medical doctor certifies that the Employee has for ninety (90) consecutive or non-consecutive days in any twelve (12) month period been disabled in a manner which has rendered him unable to perform the essential functions of his job duties with or without reasonable accommodation. The Employee will cooperate in submitting to a medical examination for the purpose of certifying disability under this §6(a) if necessary.

(b)               For Cause. The Company may terminate the Employee’s employment for “Cause” immediately upon written notice by the Company to the Employee. For purposes of this Agreement, “Cause” shall mean:

(i)                                         the Employee has committed any act of fraud, embezzlement, misappropriation or theft in the course of the Employee’s employment with the Company;

(ii)                                       the Employee has violated any federal, state or local law, ordinance, rule or regulation (other than minor traffic violations or similar offenses) in the course of Employee’s employment with the Company that is materially detrimental to the Company’s business, reputation, or goodwill;

(iii)                                     the Employee has been convicted by a court of competent jurisdiction of, or pleaded guilty or nolo contendere to, any felony or any crime involving moral turpitude while employed by the Company; or

(iv)                                     the Employee has (A) failed to perform his job duties and responsibilities under this Agreement or (B) breached any material provision under this Agreement or any of the Company’s written policies, and such failure or breach is not cured within thirty (30) days after the Company provides written notice to Employee of such failure.

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(c)                Termination without Cause. The Company may terminate the Employee’s employment without cause at any time with thirty (30) days’ prior written notice to the Employee.

(d)               Termination by Employee for Good Reason. Subject to the Company’s right to cure as set forth in the last sentence of this §6(d), the Employee may terminate his employment for Good Reason at any time upon thirty (30) days’ prior written notice to the Company. Good Reason shall mean the following:

(i)                                         any reduction, without his consent, in the aggregate Base Salary, other compensation owed to the Employee (as specified herein), taken as a whole;

(ii)                                       a change in title or duties inconsistent with Employee’s position that materially reduces the Employee’s position with the Company; or

(iii)                                     any material breach of this Agreement by the Company.

To terminate his employment for Good Reason, the Employee must provide notice to the Company of the Good Reason condition within sixty (60) days of the initial existence of the condition, upon which, the Company shall have a period of thirty (30) days to cure. The Employee must terminate his employment with the Company within ninety (90) days of the initial existence of the condition to terminate for Good Reason.

(e)                Termination by Employee without Good Reason. The Employee may terminate his employment at any time without good reason upon thirty (30) days’ prior written notice to the Company.

(f)                Rights and Remedies on Termination. Upon the termination of Employee’s employment in accordance with §6, the Company shall be required to pay only for (A) any unpaid Base Salary due for the period prior and through the date of termination, and (B) following submission of proper expense reports by the Employee, reimbursement for all expenses properly incurred in accordance with §5 of this Agreement, prior to the date of termination (the items set forth in the foregoing clauses (A), (B) and (C), collectively, the “Accrued Benefits”), and all obligations of the Company to pay salary and other payments to the Employee hereunder shall terminate effective as of the date of such termination.

§7.              CONFIDENTIAL INFORMATION, NON-SOLICITATION, NON DISPARAGEMENT; THIRD-PARTY INFORMATION.

(a)                Confidentiality. The Employee recognizes and acknowledges that he has acquired and will acquire confidential, proprietary and trade secret information concerning the Company, and its affiliates, including, without limitation, the identities and contact information of customers, merchants, vendors or suppliers and agents, pricing policies, methods of operation, proprietary computer programs, sales, profit, cost and other financial information, market information, business strategies, employee information, technical processes, information processing standards and practices, customer service and service quality standards, trade secrets and other confidential information about customers, merchants, vendors or suppliers (hereinafter called “Confidential Information”). All Confidential Information is a legitimate protectable interest of the Company. The Employee shall not, during or after his term of employment, use or disclose any Confidential Information to any person, firm, corporation, association, or any other entity for any reason or purpose whatsoever, directly or indirectly, except as may be required pursuant to his employment hereunder and for the benefit of the Company or as required by law. In the event of the termination of his employment, whether voluntary or involuntary and whether by the Company or the Employee, or upon request of the Company at any time, the Employee shall deliver to the Company all documents and data pertaining to the Confidential Information and shall not take with him any documents or data of any kind or any reproductions (in whole or in part) or extracts of any items relating to any Confidential Information. The Employee further agrees that upon termination of the Employee’s employment with the Company, the Employee will execute a termination certificate, certifying the return of all Confidential Information. The Employee will not, at any time during or after his employment with the Company, use, copy, publish, summarize, or remove from the Company’s premises Confidential Information, except during his employment to the extent necessary to carry out his duties and responsibilities.

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(b)               Non-Solicitation. The Employee hereby agrees that from the Commencement Date through the two year anniversary of the date of the termination of the Employee’s employment with Company, the Employee will not (i) directly or indirectly, as agent, Employee, consultant, representative, stockholder, manager, partner, or in any other capacity, employ or engage, or recruit or solicit the services of, or otherwise contact for the purpose of offering employment or engagement to, any person who is employed or engaged by the Company or had been employed by or engaged by the Company within one year prior to such engagement, recruitment or solicitation; or (ii) directly or indirectly take away, on behalf of himself or any other person or entity, the business of any customer, merchant, vendor or supplier of the Company. The Employee acknowledges that the duration set forth in this §7(b) is reasonable in scope; provided, however, if at any time the provisions of this §7(b) shall be finally determined to be invalid or unenforceable by a court of competent jurisdiction, the parties hereby agree that the court making the determination of invalidity or unenforceability will have the power to reduce the duration of the term or provision to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified. As used in this §7(b) “Person” means a corporation, an association, a partnership, an organization, a business, a limited liability company, an individual, a government or political subdivision thereof or a governmental agency. The Employee agrees that the restrictive covenants contained in this §7(b) shall be enforceable whether the Employee’s employment is terminated by Employee or the Company.

(c)                Non-Disparagement. In consideration of Employee’s services hereunder and the compensation to be paid or provided to the Employee by the Company, each party hereto agrees that it or he will not, during or after the term of Employee’s employment hereunder, make any statement or otherwise take any action that would or might reasonably be interpreted as harmful or disparaging to the other party hereto or its or his stockholders, directors, officers, employees, agents or representatives, as applicable. However, nothing in this §7(c) shall prohibit any party from testifying truthfully in any proceeding or providing truthful information as legally required to provide such information.

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(d)               Third-Party Information. The Employee acknowledges that the Company received and in the future will receive from third parties said third parties’ confidential information, subject to a duty to maintain the confidentiality of such information and to use it only for certain limited purposes. Employee will treat such information in a manner consistent with the Company’s agreement with such third parties, and without limiting the foregoing, the Employee will not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any third party, other than in his assigned duties for the benefit of the Company, any such confidential information.

(e)                Representations and Warranties. The Employee represents and warrants that (i) his employment with the Company does not and will not breach any agreements with or duties to a former employer or any other third party; (ii) the Employee has no obligations inconsistent with the terms of this Agreement or with his undertaking a relationship with the Company, and the Employee will not enter into any agreement in conflict with this Agreement; (iii) there is no other contract to assign inventions, trademarks, copyrights, ideas, processes, discoveries or other intellectual property that is now in existence between the Employee and any other person or entity. The Employee agrees that he will promptly inform the Company if he becomes aware of any fact that would cause his representations and warranties above to be false.

§8.              GENERAL.

(a)                Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid or sent by facsimile, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified to the other party hereto in accordance with this §8(a):

If to the Company, to:

1522 San Ignacio Ave., #3

Coral Gables, FL 33143

Attn: Jason Spatafora

If to the Employee, to:

1501 Venera Ave., Suite 225

Coral Gables, FL 33146

Attn: Jeffrey Greene

Any such written notice shall be effective (i) if delivered personally, when received, (ii) if sent by overnight courier, when receipted for, (iii) if mailed, five (5) days after being mailed as described above, and (iv) if sent by facsimile, upon generation of a transmission report by the machine from which the facsimile was sent which indicates the date that the facsimile was sent if sent during normal business hours on any business day, otherwise on the next business day following the generation of such report.

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(b)               Rights Cumulative. The rights and remedies provided herein are cumulative, and the exercise of any right or remedy, whether pursuant hereto, to any other agreement, or to law, shall not preclude or waive the right to exercise any or all other rights and remedies.

(c)                Survival of Obligations. Termination of this Agreement or the Employee’s employment shall not affect the Employee’s continuing obligations as set forth in this Agreement.

(d)               Severability. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired.

(e)                Waivers. No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise or any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

(f)                Withholding. All amounts payable by the Company to the Employee hereunder may be reduced prior to the delivery of such payment to the Employee by an amount sufficient to satisfy any applicable federal, state, local or other tax withholding requirements.

(g)               Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(h)               Assignment. The Employee agrees that the Company may assign to another person or entity that succeeds to the business of the Company any of the Company’s rights under this Agreement, provided that the Company shall remain fully liable for all of its obligations hereunder. The Employee may not assign his obligations under this Agreement.

(i)                 Assigns. This Agreement shall be binding upon and inure to the benefit of the heirs, successors and permitted assigns of each of the parties hereto.

(j)                 Entire Agreement; No Oral Modification. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof, and shall not be amended except by a written instrument hereafter signed by each of the parties hereto.

(k)               Governing Law. This Agreement and the performance hereof shall be construed and governed in accordance with the laws of the State of Florida.

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(l)                 Section 409A. This Agreement is intended to be interpreted and applied so that the payments set forth herein shall either be exempt from the requirements of Section 409A of the Internal Revenue Code, as amended, and the regulations and guidance issued thereunder (“Section 409A”), or shall comply with the requirements of Section 409A. In no event may the Employee, directly or indirectly, designate the calendar year of any payment to be made under this Agreement or otherwise which constitutes a “deferral of compensation” within the meaning of Section 409A. Notwithstanding anything in this Agreement or elsewhere to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts that constitute “non-qualified deferred compensation” within the meaning of Section 409A upon or following a termination of the Employee’s employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” within the meaning of Section 409A. For purposes of Section 409A, each payment under this Agreement to the Employee (including any installment payments) shall be deemed a separate payment. With respect to any expense reimbursement provided pursuant to this Agreement (i) the expenses eligible for reimbursement must be incurred during the term of employment, (ii) the amount of expenses eligible for reimbursement during any calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year, (iii) the reimbursements for expenses for which the Employee is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (iv) the right to payment or reimbursement hereunder may not be liquidated or exchanged for any other benefit. Notwithstanding any provision in this Agreement or elsewhere to the contrary, if on the Employee’s termination of employment, the Employee is deemed to be a “specified employee” within the meaning of Section 409A, any payments due upon a termination of the Employee’s employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Section 409A (whether under this Agreement, any other plan, program, payroll practice or any equity grant) and which do not otherwise qualify under the exemptions under Treasury Regulation section 1.409A-1 (including without limitation, the short-term deferral exemption and the permitted payments under Treasury Regulation section 1.409A-1(b)(9)(iii)(A)), shall be delayed and paid or provided to the Employee in a lump sum (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) on the earlier of (x) the date which is six months and one day after the Employee’s separation from service for any reason other than death, and (y) the date of the Employee’s death, and any remaining payments shall be paid or provided in accordance with the normal payment dates specified for such payment.

Employee Acknowledgment. The Employee has had the opportunity to consult legal counsel in regard to, and has read and understood, this Agreement. The Employee is fully aware of its legal effect, and has entered into it freely and voluntarily and based on his own judgment and not on any representations or promises other than those contained herein.

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IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Employment Agreement to be duly executed as of the date and year first above written.

FBEC WORLDWIDE, INC.

By: /s/ Jason Spatafora
Name: Jason Spatafora
Title: Director

/s/ Jeffrey Greene______
Jeffrey Greene

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